                                                                    EXHIBIT 14.0

                           R & G FINANCIAL CORPORATION

                                 CODE OF ETHICS

                          STANDARDS OF PERSONAL CONDUCT

I.       PURPOSE

         This policy establishes the standards of ethical business behavior and personal conduct for officers, directors and employees of R&G Financial Corporation and its subsidiaries. Fundamental to our continued success is the perpetuation of integrity and the highest ethical standards. The intent of this policy is to safeguard R&G's tradition of strong moral, ethical and social standard of conduct.

II.      SCOPE

         This policy applies to all officers, directors and employees of R&G.

III.     OVERALL POLICY

         R&G, as a business built upon public trust and confidence, depends upon a favorable perception of conduct of its business by customers, federal and state regulators, stockholders, and others in both the business and general community. It is imperative that each officer, director and employee of R&G views his/her business and personal actions, intentions and impressions upon others objectively. Each of us must assure that no one observing our actions, intentions or impressions would have reason to believe that even the slightest irregularity in conduct exists or could be implied.

         To this end, this policy will address twenty eight (28) specific areas that need immediate and continuing attention on the part of each officer, employee and director of R&G, as follows:

1.       Equal Employment Opportunity.

2.       Employee Relations.

3.       Sexual and Unlawful Harassment.

4.       Employment Applications.

5.       Employment Reference Checks.

6.       Life Threatening Illnesses in the Workplace.

7.       Protection of Confidential Information.

8.       Investments and Insider Trading.

9.       Conflicts of Interest.

10.      Outside Activities.

11.      Board Directorships and Partnerships.

12.      Improper Payments.

13.      Money Laundering.

14.      Trade Associations and Relations with Competitors.

15.      Fair Dealing.

16.      Separation of the Trust Department.

17.      Advertising Policy.

18.      Political Action Committees/Corporate Payments.

19.      Public Statements.

20.      Recommendations to Customers.

21.      Financial Responsibility.

22.      Personal Conduct.

23.      Provision of Federal Legislation Prohibiting Bribery.

24.      Employment of Institution Staff by Other Parties.

25.      Protection and Proper Use of Company Assets.

26.      Corporate Opportunities.

27.      Standard for Disclosure of Information.

28.      Other Personnel Standards.

IV.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which R&G's ethical standards are built. All officers, directors and employees of R&G must respect and obey all federal, state and local laws, rules and regulations. Although not every individual is expected to know all the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, company legal counsel or other appropriate personnel.

         If a law conflicts with a policy in this Code, you must comply with the law; however, if there is a conflict between the requirements of this Code and the customs or practices of a particular area, you should consult with management and company legal counsel to determine the most appropriate course of action.

V.       SPECIFIC POLICIES

         1.       Equal Employment Opportunity

                  a. In order to provide equal employment and advancement opportunities to all individuals, employment decisions at R&G will be based on merit, qualifications and abilities. R&G does not discriminate in employment opportunities or practices on the basis of race, color, religion, sex, national origin, age, disability, sexual orientation or any other characteristics protected by law.

                  b. R&G will make reasonable accommodations for qualified individuals with known disabilities unless doing so would result in an undue hardship. This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, separation and access to benefits and training.

                  c. Any employees with questions or concerns about any type of discrimination in the workplace are encouraged to bring these issues to the attention of their respective Department Head or to the Human Resources Department. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action, up to and including termination of employment.

         2.       Employee Relations

                  a. R&G believes that the working conditions, compensation and benefits it offers are highly competitive with those offered by other employers in this area and in this industry. If employees have concerns about any aspect of their employment, they are strongly encouraged to voice these concerns openly and directly to their respective Department Head.

                  b. Our experience has shown that when employees deal openly and directly with supervisors, the work environment can be excellent, communications can be clear and attitudes can be positive. We believe that R&G amply demonstrates its commitment to employees by responding effectively to employee concerns.

         3.       Sexual and Other Unlawful Harassment

                  a. R&G is committed to providing a work environment that is free of discrimination and unlawful harassment. Actions, words, jokes or comments based on an individual's sex, race, ethnicity, age, religion or any other legally protected characteristic will not be tolerated. As an example, sexual harassment (both overt and subtle) is a form of employee misconduct that is demeaning to another person, undermines the integrity of the employment relationship, and is strictly prohibited.

                  b. Any employee who wants to report an incident of sexual or other unlawful harassment should promptly report the matter to any of the designated officers established in the Company's Human Resources Policy Manual. Employees can raise concerns and make reports without fear of reprisal.

                  c. Any respective Department Head who becomes aware of possible sexual or other unlawful harassment should promptly advise the Director of Human Resources who will investigate the matter in a timely and confidential manner. Anyone engaging in sexual or other unlawful harassment will be subject to disciplinary action, up to and including termination of employment.

         4.       Employment Applications

                  a. R&G relies upon the accuracy of information contained in the employment application, as well as the accuracy of other data presented throughout the hiring process and employment. Any misrepresentations, falsifications or material omissions in any of this information or data may result in our exclusion of the individual from further consideration for employment or if the person has been hired, termination of employment.

         5.       Employment Reference Checks

                  a. To ensure that the individuals who join R&G are well qualified and have a strong potential to be productive and successful, it is the policy of R&G to check the employment references of all applicants.

                  b. R&G will respond to reference check inquiries from other employers. Responses to such inquiries will confirm only dates of employment, compensation and position held at time of leavings, provided that the individual has given R&G written authorization and a release.

         6.       Life Threatening Illnesses in the Workplace

                  a. Employees with life threatening illnesses, such as cancer, heart disease, and AIDS, often wish to continue their normal pursuits, including work, to the extent allowed by their condition. R&G supports these endeavors as long as employees are able to meet acceptable performance standards. As in the case of other disabilities, R&G will make reasonable accommodations in accordance with all legal requirements, to allow qualified employees with life threatening illnesses to perform the essential functions of their jobs.

                  b. Medical information on individual employees is treated as confidential. R&G will take reasonable precautions to protect such information from inappropriate disclosure. Managers and other employees have a responsibility to respect and maintain the confidentiality of employee medical information. Anyone inappropriately disclosing such information is subject to disciplinary action, up to and including termination of employment.

                  c. Employees with questions or concerns about life threatening illnesses are encouraged to contact the Director of Human Resources for information and referral to appropriate services and resources.

         7.       Protection of Confidential Information

                  a. Financial institutions by their very name are privy to a variety of confidential information which includes plans, forecasts, decisions, problems, capabilities, intentions, contingencies and timing of actions by many individual and company clients of R&G, and R&G itself. The proper use of this type of information is to enable sound business decisions to be made by R&G personnel regarding either the business of a client, prospective client or R&G itself.

                  b. Under no circumstances will confidential information be used for the personal benefit of an officer, director or employee. To do so violates statutes and the policy of R&G. In addition to the penalties imposed by any statutes, such actions, if proven, will subject the officer, director or employee to removal from his/her position. The general rule is that such confidential information not be divulged to any person outside R&G, except for attorneys or other agents in furtherance of a legitimate business objective. This would include a family member or associate of any officer, director or employee. It applies even to other members of R&G staff unless that person has a need to know in discharging his/her duties.

                           It is understood that all sensitive information that R&G has is considered confidential to R&G and R&G's activities. This includes electronic records containing such information. All officers, directors and employees of R&G, as well as attorneys or other agents, are bound to maintain the confidentiality of R&G's sensitive information. Management, from time to time to the extent required or otherwise deemed appropriate, can request attorneys or other agents to sign a nondisclosure agreement.

                  c. No financial or other information regarding R&G or any of its activities that could reasonably be expected to affect R&G's position in the general community is to be related to any person not employed by R&G Financial, and other types of information that are normally disclosed to the public as part of disclosure requirement applicable to publicly held companies are not to be related to any person not an officer, director, employee or responsible agent working on R&G's behalf until it has been published in reports to stockholders or otherwise made available to the general public in accordance with specific procedures established by R&G for the dissemination of such information.

                  d. Information regarding current or former employees is confidential.

                  e. Inquiries for such information, whether by tax authorities, law enforcement agencies, attorneys or private parties involved in litigation, must not be divulged unless R&G has received either the written consent of the customer, employee, officer or shareholder or the appropriate court order or subpoena and release has been authorized under normal operational procedures.

                  f. The protection of the confidentiality of customer provided information is the responsibility of R&G. Refer to R&G Customer Confidentiality policies for specific standards, requirements and guidelines.

         8.       Investments and Insider Trading

                  a. No investment interests, direct or indirect, in any of R&G's customers or suppliers are permitted except as outlined below in paragraphs b and c. Any exceptions must be approved in advance and in writing by the Chairman of the Board or President. This prohibition applies to all officers, directors, and employees and their families and to all forms of investment including, but not limited to, securities, investment in a proprietorship, joint venture or similar business activities. Investments that qualify as material should be promptly reported to the Chairman of the Board or the President. Officers may be asked to disclose such information in an annual statement.

                  b. Investments are permitted in companies who are customer and/or suppliers if such securities are listed on an organized exchange or are traded in the over the counter market or if it is otherwise evident and clear that such investments are not being made on any terms that are more favorable than those terms available to the general public; subject, however, to the following restrictions:

                           i. Caution should be exercised by each officer, director or employee to assure that the nature and amount of such permitted investments are in such amounts as are prudent for a person maintaining a conservative and passive investment.

                           ii. Acceptance of an allocation of securities from a broker or investment banker that are or become "hot" issues may involve or lead to the perception of favorable treatment and is therefore prohibited.

                  c. Investments in "limited partnership interests" will be permitted if it is evident that such investments are not being made on terms more favorable than those that are available to the general public. In the case of "limited partnership investments" an individual's investment should be only one of several such interests sold to the general public and in such amounts as are consistent with a conservative and passive investment.

                  d. R&G has adopted an Insider Trading Policy which specifically governs trading in the securities of R&G. All officers and employees must follow the Company's Insider Trading Policy.

         9.       Conflicts of Interest

                  a. Officers, directors and employees of R&G are expected to conduct their private business and personal activities in a manner that avoids a conflict of interest either with R&G or R&G's customers. "Conflict of interest" is defined as any situation where an individual has two or more duties or interests that are mutually incompatible. Example: An officer, director or employee has a personal financial interest in a business or venture that conducts business with R&G. That individual's judgment might reasonably be influenced by that non-bank relationship. No lending officer or employee should loan, review a loan or make any decision regarding a loan of any customer, syndicate or corporation in which he or she has a present or a prospective financial interest.

                  b. No officer, director or employee nor any member of his/her family (including spouse, parents, children, brothers, sisters or other immediate relatives) shall solicit, accept or retain any personal benefit from any of the following:

                           i.       A customer of R&G.

                           ii. Any individual or organization that is, or seeks to be a borrower, supplier or competitor of R&G.

                           A personal benefit is defined as any type of gift, favor, service, loan, fee or other compensation. Exceptions to those prohibitions are limited strictly to normal business courtesies where there is no concealment and where no improper influence to the performance of an officer, director or employee of R&G, is present or could be implied.

                  c. All officers, directors and employees should disclose any outside activities, financial interests, material transactions or relationships that may present or that reasonably could be expected to give rise to a possible conflict of interest or the appearance of a conflict to the Internal Auditor. Any known or potential conflict of others should also be promptly disclosed to the Internal Auditor or directly to the Audit Committee of the Board of Directors.

                  d. All officers, directors and employees should exercise good judgment in all personal and business dealings outside R&G and avoid actions or relationships which might conflict or appear to conflict with the responsibilities of such person's job or position or the interests of R&G.

         10.      Outside Activities

                  a. Officers, directors and employees have been and are encouraged to be active and involved participants in the community. Such activities should be limited by the persons' own interests, and reasonable time requirements; any major outside commitments must be approved in advance by the immediate supervisor or other designated member of Management. Other than the community activity described above, officers, directors and employees are discouraged from engaging in any outside interest which will divert time or attention from his/her duties.

         11.      Board Directorships and Partnerships

                  a. No officer, director or employee shall serve as a director of a board, except of a church or well-known nonprofit organization, without the prior written approval of the Chairman of the Board after deliberation by the Board of Directors. Likewise, no officer, director or employee shall become a partner in an economic venture involving banking or mortgage banking at all, or otherwise in an amount exceeding 5% of the venture's capital without prior approval of the Chairman of the Board after deliberation by the Board of Directors.

         12.      Improper Payments

                  a. All officers, directors and employees are expected to comply with all laws and regulations (federal, state and local). The use of any R&G person or resource which is in violation of any federal, state or local law or regulation is strictly prohibited. Our policy is to not make any improper payments to any governmental, political, business or labor organization or any individual.

                  b. All transactions of R&G are required to be identified precisely and recorded in the financial records of R&G in accordance with generally accepted accounting practices.

         13.      Money Laundering

                  a. All officers, directors and employees are expected to comply with all applicable money laundering laws. All employees should follow the rules concerning acceptable forms of payments and learn to identify payments and deposits that have become associated with money laundering activity. Any concerns should be promptly raised with supervisory personnel and, if appropriate, company legal counsel, and should be resolved before proceeding further with the transaction.

         14.      Trade Associations and Relations with Competitors

                  a. R&G will act with trade associations and competitors only on behalf of ethical and beneficial social objectives and will not participate in business activities that are or could be constructed to be in violation of anti-trust laws.

         15.      Fair Dealing

                  a. Each officer, director and employee should endeavor to respect the rights of and deal fairly with the company's customers, suppliers, competitors and employees. No officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.


         16.      Separation of the Trust Department

                  a. Various financial regulatory agencies require a separate identity for the commercial banking and Trust Department. The essential distinction between these departments arises out of the fiduciary responsibilities assumed by the Trust Department. The fiduciary relationship between the Trust Department and its customers and beneficiaries creates a moral and legal obligation beyond the usual business standard. It is the responsibility of every officer, director and employee to be mindful of the separation of the trust and commercial banking functions so that all exchange of information and treatment of a customer adheres to the separation of these two functions.

         17.      Advertising Policy

                  a. R&G advertising will insure that the ethical content and moral impact of any advertising in any type media made for or on behalf of R&G is made in accordance with social values and accepted good taste.

                           Advertisements will comply with all regulatory consumer compliance regulations and will be affirmed by review of the internal audit department and R&G attorneys, as applicable.

         18.      Political Action Committees/Corporate Payments

                  a. It is R&G's policy not to contribute money, property, or services to any government official, political party, or candidate, whether local, state or federal.

                  b. It follows that R&G is prohibited from offering or allowing the use of its facilities, equipment and personnel in connection with any federal, state or local election or campaign.

                  c. Officers, directors and employees may, and are encouraged to, engage in any governmental, regulatory and elective process in which they are interested. This participation may be on an individual basis, group basis or as a member of a political action committee. Since R&G is without preference as to political parties, candidates, and opinion, each officer, director and employee must act only on his/her own behalf and not give any representation that he/she represent anyone other than himself/herself. Written approval must be obtained from the Chairman of the Board or the President before seeking or accepting nomination or appointment to any public office, whether paid or unpaid.

         19.      Public Statements

                  a. Although R&G has a policy of maintaining good relations with all news media and tries to accommodate media inquiries, there is much information concerning R&G that should not be made available to the public. This includes information about corporate customers which R&G has a responsibility not to divulge as well as information which would be valuable to a competitor.

                  b. For these and other reasons, any inquiry made to officers, employees or directors about R&G or about a customer or stockholder of R&G by the news media should be referred to the Chairman of the Board or the President for proper action.

         20.      Recommendations to Customers

                  a. Officers, directors and employees of R&G are not to recommend attorneys, accountants, insurance agents, stock brokers, real estate agents or similar individuals or companies to customers or others asking R&G's input unless several names are provided without indication of favorites.

         21.      Financial Responsibility

                  a. All officers, directors and employees of R&G should conduct their financial affairs in such a responsible manner as to be above criticism. The following list is intended to be a guide, but not a complete nor exhaustive list:

                           i.       Prompt payment of personal bills and debts.

                           ii.      Avoid overdrafts in personal checking
                                    accounts.

                           iii. Use of any R&G credit cards, expense account reimbursements, equipment and supplies only for official R&G use.

                           iv. Discourage of salary advances, even if allowed by R&G policy.

                           v.       Employee loans are to be in strict
                                    compliance with internal lending policies
                                    (Refer to R&G's Credit Policy).

                           vi. Incurring indebtedness only for legitimate purposes made in accordance with the requirements of Regulation O and any other applicable laws, regulations or guidelines.

         22.      Personal Conduct

                  a.       Dishonesty

                           This institution is required by its various regulatory agencies to consider ineligible for initial employment or continued employment any individual who fails to fulfill his or her legal and ethical duties and obligations. Any employee who commits an act constituting breach of trust or dishonesty, i.e., theft, fraud or falsification of R&G records, will be subject to disciplinary action up to and including termination.

                  b.       Major Infractions

                           It is the policy of R&G to thoroughly investigate the occurrence of any major infraction, and to take appropriate and reasonable disciplinary action involving any individual(s) connected with R&G, up to and including termination or removal from the Board, as applicable. Major infractions include but are not limited to the following:

                           i. Any action which renders an officer, director or employee an unacceptable security risk, adversely affects R&G's public image or causes embarrassment to R&G or its customers.

                           ii. Release of confidential information or use of confidential information for personal gain.

                           iii. Unauthorized possession, distribution or use of any drug or illegal narcotic.

                           iv. Inability to perform work due to consumption of alcohol or any other controlled chemical substance.

                           v.       Fighting.

                           vi. Removal or borrowing R&G property without permission.

                           vii.     Persistent financial irresponsibility.

                           viii. Willful failure to follow instructions, insubordination,

                           ix.      Unauthorized possession of weapons.

                           x. Willful destruction or waste of property belonging to R&G, fellow employees or customers.

                           xi. Failure to report to work without proper notification to management or leaving R&G without proper authority.

                           xii. Any other major violation as established in the Company's Human Resources Policy Manual

         23.      Provision of Federal Legislation Prohibiting Bribery

                  a. All officers, directors and employees agree to report the receipt of "anything of value" from a customer of R&G in accordance with R&G's policy. While this policy may be revised from time to time as circumstances warrant, the basic requirements is that no disinterested third party could reasonably feel that the officer, director or employee would have his/her judgment impaired or compromised by the acceptance of such a gift.

                  b. All officers, directors and employees should avoid giving lavish gifts, meals or entertainment to other officers, directors or employees of any federal or state commercial bank, savings bank, savings and loan association, bank and savings and loan holding company or federally insured credit union. Gifts intended to influence or that might give the appearance of influencing a business decision should be avoided.

                  c. An officer, director or employee should never give any gift, meal, or entertainment, if it could pose danger of compromising the receiver's or attendee's judgment.

         24.      Employment of Institution Staff by Other Parties

                  a. All officers and employees of R&G shall refrain from seeking and obtaining employment in any other business organization which has an ongoing relationship with R&G. The purpose of this section is to avoid the possibility of a conflict of interest situation arising from the above-described circumstances.

         25.      Protection and Proper Use of Company Assets

                  a. All officers and employees of R&G are responsible for the safeguarding of all the property and records of the company in a prudent and effective manner.

                  b. All officers and employees should endeavor to protect the company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-company business, though incidental personal use may be permitted.

                  c. No officer, director or employee may use official R&G stationery for personal or non-job related purposes, particularly when such use would imply endorsement by R&G or make references to R&G employment in matters of personal dispute.

         26.      Corporate Opportunities

                  a. All officers, directors and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No officer, director or employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the company directly or indirectly. Officers, directors and employees owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

         27.      Standards for Disclosure of Information

                  a. All officers, employees, directors, attorneys and agents are expected to produce full disclosure of any transactions and/or activities of any nature which are relative to R&G's operations to the Board of Directors and to the appropriate regulatory agency, provided that submitting the aforementioned information by itself does not violate any privacy act or any other law which protects the confidentiality of some acts or activities.

                  b. All officers, directors and employees should maintain complete and accurate records and accounts, and provide timely and candid forecasts and assessments to management to ensure full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the SEC or other regulatory agencies and in other public communications.

         28.      Other Personnel Standards

                  a. Other specific personnel standards requirements and guidelines are outlined in the personnel manual provided to all employees of R&G.

                  b. Written acknowledgment of receipt and contents, including the code of ethics is required by all R&G personnel.

VI.      ADMINISTRATION AND RESPONSIBILITIES

         The primary accountability and responsibility for the Code of Ethics and Standards of Personal Conduct rests with each individual officer, director or employee. However, each supervisor and manager has the additional responsibility to demonstrate by example what compliance with this policy means.

VII.     EXCEPTIONS TO THIS POLICY

         Exemptions to this Policy can be made in cases in which the underlying objective of the Policy will not be violated and only for just cause. In those cases, prior written approval from the Board of Directors will have to be obtained. Any amendment to or grant of a waiver from a provision of this Policy to any director or executive officer will be promptly disclosed to the extent and as required by law.

VIII.    REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         All officers, directors and employees of R&G should promptly report any concerns about possible violations of the Code or any laws, rules or regulations and any observed illegal or unethical behavior to the Internal Auditor or directly to the Audit Committee of the Board of Directors.

         Officers, directors and employees of R&G are encouraged to talk to the Internal Auditor, supervisors, managers or other appropriate personnel, including legal counsel when deemed appropriate by senior management, when they have questions about the application of any policy or when in doubt about the best course of action in a particular situation. R&G prohibits any individual from retaliating or taking adverse action against anyone for reporting misconduct or for raising or helping to resolve an ethics concern. Every officer, director and employee of R&G is expected to cooperate in internal investigations of misconduct.

IX.      COMPLIANCE

         Any officer, director or employee of R&G who violates the letter or spirit of R&G's Code of Ethics will be subject to disciplinary action, up to and including termination of employment or removal from the Board, as applicable. Conduct that may result in discipline includes failure to promptly report a known or suspected violation of the Code of Ethics, failure to cooperate in internal investigations of possible violations, and retaliation of any kind against anyone who reports an ethics concern or violation. Violation of a policy can also mean breaking the law and subject the individual to criminal penalties or civil sanctions.